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                        Greenville First Bancshares, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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



                        GREENVILLE FIRST BANCSHARES, INC.
                                112 Haywood Road
                        Greenville, South Carolina 29607

                    Notice of Annual Meeting of Shareholders

Dear Fellow Shareholder:

         We cordially invite you to attend the 2000 Annual Meeting of Shareholders of Greenville First Bancshares, Inc., the holding company for Greenville First Bank. At the meeting, we will report on our performance in 1999 and answer your questions. We are excited about our accomplishments since we completed our initial public offering on November 30, 1999, and we look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

         This letter serves as your official notice that we will hold the meeting on May 11, 2000 at the Poinsett Club in Greenville, South Carolina at 4:30 PM for the following purposes:

1.       To elect four members to the Board of Directors;

2.       To consider a proposal to approve the company's 2000 Stock Incentive
         Plan; and

3. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

         Shareholders owning our common stock at the close of business on March 31, 2000 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company's offices prior to the meeting.

         Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

                                        By order of the Board of Directors,

                                        /s/ R. Arthur Seaver, Jr.

                                        President and Chief Executive Officer
Greenville, South Carolina
April 6, 2000

                        GREENVILLE FIRST BANCSHARES, INC.
                                112 Haywood Road
                        Greenville, South Carolina 29607

                      Proxy Statement For Annual Meeting of
                     Shareholders to be Held on May 11, 2000

         Our Board of Directors is soliciting proxies for the 2000 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

                               Voting Information

         The Board set March 31, 2000 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,150,000 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

         When you sign the proxy card, you appoint R. Arthur Seaver, Jr. and James B. Orders as your representatives at the meeting. Mr. Seaver and Mr. Orders will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Seaver and Mr. Orders will vote your proxy for the election to the Board of Directors of all nominees listed below under "Election Of Directors" and for approval of the 2000 Stock Incentive Plan. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Seaver and Mr. Orders in will vote your proxy on such matters in accordance with their judgment.

         You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

         We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 6, 2000.

                      Proposal No. 1: Election of Directors

         The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class I directors will expire at the meeting. The terms of the Class II directors expire at the 2001 Annual Shareholders Meeting. The terms of the Class III directors will expire at the 2002 Annual Shareholders Meeting. Our directors and their classes are:

                Class I                   Class II               Class III
                -------                   --------               ---------

            Mark A. Cothran          Leighton M. Cubbage      Andrew B. Cajka
    Rudolph G. Johnstone, III, M.D.    James B. Orders       Fred Gilmer, Jr.
           Keith J. Marrero          William B. Sturgis    Tecumseh Hooper, Jr.
         R. Arthur Seaver, Jr.


         Shareholders will elect four nominees as Class I directors at the meeting to serve a three-year term, expiring at the 2003 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected.

         The Board of Directors recommends that you elect Mark A. Cothran, Rudolph G. Johnstone, III, M.D., Keith J. Marrero, and R. Arthur Seaver, Jr. as Class I directors.

         If you submit a proxy but do not specify how you would like it to be voted, Mr. Orders and Mr. Seaver will vote your proxy to elect Mr. Cothran, Dr. Johnstone, Mr. Marrero, and Mr. Seaver. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Orders and Mr. Seaver will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

         Set forth below is certain information about the nominees. Each of the nominees is also an organizer and director of our subsidiary, Greenville First
Bank:

         Mark A. Cothran, Class I director, is the president and principal owner of Cothran Company, Inc., a real estate construction and development company in Greenville, South Carolina. He has been with Cothran Company, Inc. since 1986. Mr. Cothran received his bachelors degree in finance and banking from the University of South Carolina in 1980 and is a licensed real estate broker in the State of South Carolina. He is currently on the board of directors of the Greenville Chamber of Commerce and a member of its economic development board. He is past president of the state chapter of NAIOP and past member of the Advisory Board of Greenville National Bank.

         Rudolph "Trip" G. Johnstone, III, M.D., Class I director, is a physician practicing with the Cross Creek Asthma, Allergy and Immunology medical clinic. He graduated from Washington & Lee University in 1982 with a degree in biology and from the Medical University of South Carolina in 1986. Dr. Johnstone is active with the Greenville Art Museum and served on the consulting board to Greenville National Bank from 1995 until 1998, when it was acquired by Regions Bank.

         Keith J. Marrero, Class I director, is the principal and owner of AMI Architects, an architectural firm located in Greenville, South Carolina that was founded in 1988. He is a registered architect with the South Carolina and Louisiana Boards of Architectural Examiners and the National Council of Architectural Registration Boards. Mr. Marrero is a previous advisory board member of BB&T. He graduated from the University of Notre Dame with a bachelors degree in Architecture in 1983. Mr. Marrero was appointed by former Governor David Beasley to the board of directors of the South Carolina Legacy Trust Fund. He is also an executive committee member of the Greenville Chamber of Commerce, serving as vice chairman of Minority Business.

Mr. Marrero is also an advisory board member of the Bi-Lo Center and serves on the Historic Architecture Review Board for the City of Greenville.

         R. Arthur "Art" Seaver, Jr., Class I director, is the president and chief executive officer of our company and our subsidiary bank. He has over 13 years of banking experience. From 1986 until 1992, Mr. Seaver held various positions with The Citizens & Southern National Bank of South Carolina, including assistant vice president of corporate banking. From 1992 until February 1999, he was with Greenville National Bank, which was acquired by Regions Bank in 1998. He was the senior vice president in charge of Greenville National Bank's liability portion of the balance sheet prior to leaving to form Greenville First Bank. Mr. Seaver is a 1986 graduate of Clemson University with a bachelors degree in Finance and a 1999 graduate of the BAI Graduate School of Community Bank Management. He is very active in the Greenville community, where he works with numerous organizations, including Leadership Greenville, the South Carolina Network of Business and Education Partnership, Junior Achievement, the Greenville Convention and Visitors Bureau, the United Way, and the First Presbyterian Church.

         Set forth below is also information about each of the company's other directors and each of its executive officers. Each director is also an organizer and a director of our subsidiary bank.

         James "Jim" M. Austin, III is the senior vice president and chief financial officer of our company and subsidiary bank. He has over 20 years of experience in the financial services industry. From 1978 to 1983, Mr. Austin was employed by KPMG Peat Marwick specializing in bank audits. Mr. Austin was employed for 12 years with American Federal Bank as controller and senior vice president responsible for the financial accounting and budgeting. From 1995 until 1997, Mr. Austin was the senior vice president and chief financial officer of Regional Management Corporation, a 58-office consumer finance company where he was responsible for the finance and operations area of the company. From 1997 until July 1999, he was the director of corporate finance for Homegold Financial, a national sub-prime financial services company that specializes in mortgage loan originations. Mr. Austin is a 1978 graduate of the University of South Carolina with degrees in accounting and finance. He is also a Certified Public Accountant and graduate of the University of Georgia's Executive Management's Savings Bank program. He is a graduate of Leadership Greenville. He has served on the community boards of River Place Festival, Junior Achievement, and Pendleton Place, and he is the past president of the Financial Manager's Society of South Carolina and former board member of the Young Manager's Division of the Community of Financial Institutions of South Carolina. He is active in the First Presbyterian Church and currently serves on the board of directors for the Center for Development Services.

         Andrew B. Cajka, Class III director, is the founder and president of Southern Hospitality Group, LLC, a hotel management and development company in Greenville, South Carolina. Prior to starting his own business, Mr. Cajka was a managing member of Hyatt Hotels Corporation from 1986 until 1998. He is a graduate of Bowling Green State University in 1982. Mr. Cajka is currently on the board of directors for the Greenville Chamber of Commerce and past president of the down area council. He is a member of the Greenville Hospital Foundation Board, past chairman of the Children's Hospital, Board of Trustee member and chairman of the Foundation at St. Joseph High School, past chairman of the Greenville Tech Hospitality Board, board member of the Urban League, and past chairman of the Greenville Convention and Visitors Bureau.

         Leighton M. Cubbage, Class II director, was the co-founder, president, and chief operating officer of Corporate Telemanagement Group in Greenville, South Carolina from 1989 until 1995, when the company was acquired by LCI International. Since 1995, Mr. Cubbage has been a private investor maintaining investment interests in a telecommunications company, a car dealership, and a trucking company. He is a 1977 graduate of Clemson University with a bachelors degree in political science. Mr. Cubbage is on the board of directors for the Greenville United Way, a member of the Greenville Technical College Foundation Board, and a member of the Clemson University Entrepreneurial Board.

         Fred Gilmer, Jr, Class III director, is the senior vice president of our company and subsidiary bank. He is a seasoned banker with over 40 years of experience in the financial industry. He was the executive officer in charge of client relations for Greenville National Bank from 1994 until April 1999, when he resigned to help organize our subsidiary bank. Mr. Gilmer has held executive positions with three other banks in the Greenville area between 1959 and 1995. He graduated from the University of Georgia in 1958 and the LSU Graduate School of Banking of the South in Baton Rouge, Louisiana in 1970. Mr. Gilmer is very active in the Greenville community. He is a graduate of Leadership Greenville and presently serves numerous organizations, including the Greenville Rotary Club, the Greenville Chamber of Commerce, the YMCA, and the First Presbyterian Church. He is a past board member of Family Children Service, Goodwill Industries, Downtown Area Council, Greenville Little Theater, Greenville Cancer Society, South Carolina Arthritis Foundation, Freedom Weekend Aloft, and the Greenville Chamber of Commerce.

         Tecumseh "Tee" Hooper, Jr., Class III director, is the president of IKON Office Solutions in Greenville, South Carolina. He is also a director of Homegold, Inc., a sub-prime mortgage lender, and a director of Peregrine Energy, Inc., an energy management company. From 1994 until 1997, he served as a director of Carolina Investors, a savings and loan institution. Mr. Hooper graduated from The Citadel in 1969 with a degree in business administration, and he received a Masters in Business Administration from the University of South Carolina in 1971. Mr. Hooper has served the community as a member of the Greenville County Development Board, the Greenville Chamber of Commerce, and the board of directors for Camp Greenville, as well as the vice chairman of communications for the United Way. Mr. Hooper also serves on the board of directors for Leadership Greenville, Leadership South Carolina, and the YMCA Metropolitan.

         James B. Orders, III, Class II director, is the Chairman of the Board for Greenville First Bancshares. He is the president of Park Place Corporation, a company engaged in the manufacture and sale of bedding and other furniture to the wholesale market. Mr. Orders is chairman of Comfortaire Corporation and a director of Orders Realty Co., Inc., a real estate development and management company that is a wholly owned subsidiary of Park Place Corporation. He attended Clemson University from 1970 until 1974. Mr. Orders is the past president of the Downtown Rotary Club, a past member of the advisory board of Greenville National Bank, and a past member of the advisory board of Carolina First Bank. In addition, he is a member of the Lay Christian Association Board and the Downtown Soccer Association Board.

         William B. Sturgis, Class II director, held various executive positions with W.R. Grace & Co. from 1984 until his retirement in 1997, including executive vice president of W.R. Grace's worldwide packaging operations and president of its North American Cryovac Division. Mr. Sturgis graduated from Clemson University in 1957 with a degree in chemical engineering and is a graduate of the Advanced Management Program at Harvard. He is active with Clemson University, serving on the Foundation Board, the President's Advisory Council, and the Engineering Advisory Board. He is also an advisory board member of the Peace Center and a member of the Downtown Rotary Club and Presbyterian Community Foundation.

         Family Relationships. Dr. Randolph G. Johnstone, III, is Fred Gilmer, Jr's stepson and Fred Gilmer, III, senior vice president is Fred Gilmer Jr's son. No other director has a family relationship with any other director or executive officer of the company.

Proposal No. 2:  Approval of the 2000 Stock Incentive Plan

General

         The Board of Directors has adopted the company's 2000 Stock Incentive Plan effective March 21, 2000. The Plan has been submitted to our bank regulators, and we expect to receive their approval by the second quarter of 2000. We believe that the issuance of stock options can promote the growth and profitability of the company by providing additional incentives for participants to focus on the company's long-range objectives. We also believe that stock options help us to attract and retain highly qualified personnel and to link their interests directly to shareholder interests. Therefore, we ask you to approve this plan at the meeting.

         The plan authorizes the grant to our employees and directors of stock options for up to 172,500 shares of common stock from time to time during the term of the plan, subject to adjustment upon changes in capitalization so that the number of shares authorized shall at all times equal 15% of the outstanding shares of common stock. Under the plan, the company may grant either incentive stock options (which qualify for certain favorable tax consequences, as described below) or nonqualified stock options. We may grant up to all 172,500 shares available under the plan as incentive stock options.

         The plan will be administered by the personnel committee. The committee will determine the employees and directors who will receive options and the number of shares that will be covered by their options. The committee will also determine the periods of time (not exceeding ten years from the date of grant in the case of an incentive stock option) during which options will be exercisable and will determine whether termination of an optionee's employment under various circumstances would terminate options granted under the plan to that person. If granted an option under the plan, the optionee will receive an option agreement specifying the terms of the option, such as the number of shares of common stock the optionee can purchase, the price per share, when the optionee can exercise the option, and when the option expires. The plan provides that options will become exercisable immediately upon a change in control of the company.

         The option price per share is an amount to be determined by the Board of Directors, but will not be less than 100% of the fair market value per share on the date of grant. No options will be granted for less than $10 a share in the first year of the bank's operation. Generally, the option price will be payable in full upon exercise. Payment of the option price of any stock option may be made in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. The company will receive no consideration upon granting of an option.

         Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee's lifetime may be exercised only by the optionee (or by his or her guardian or legal representative, should one be appointed). The grant of an option does not give the optionee any rights of a shareholder until the optionee exercises the option.

         The Board of Directors will have the right at any time to terminate or amend the plan but no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee's consent.

Federal Income Tax Consequences

         There are no federal income tax consequences to the optionee or to Greenville First Bancshares, Inc. on the granting of options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

         Incentive Stock Options. When an optionee exercises an incentive stock option, the optionee will not at that time realize any income, and Greenville First Bancshares, Inc. will not be entitled to a deduction. However, the difference between the fair market value of the shares on the exercise date and the exercise price will be a preference item for purposes of the alternative minimum tax. The optionee will recognize capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been
                                       7
held for at least two years after the option was granted and one year after it was exercised. The company will not be entitled to a tax deduction if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation on any increase in the shares' value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gain rates rather than at ordinary income rates.

         If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the option agreement. Any increase in the value of the shares subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee's holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

         Nonqualified Stock Options. Generally, when an optionee exercises a nonqualified stock option, the optionee recognizes income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and the company may deduct as an expense the amount of income so recognized by the optionee. The holding period of the acquired shares begins upon the exercise of the option, and the optionee's basis in the shares is equal to the market price of the acquired shares on the date of exercise.

Initial Option Grants

         Upon receipt of regulatory approval of the stock incentive plan, we intend to make the stock option grants reflected on the following table. Each of these option grants will include the following features:

         o  An exercise period of ten years
         o A 10-year vesting term (based on March 21, 2000, the date the plan was adopted)
         o  Restrictions  on  transferability
            An exercise price of $10.00 per share
         o  A provision  allowing the OCC
         o and the FDIC to require the optionee to exercise or forfeit the option if Greenville First Bank's capital falls below the regulatory
         o  minimum requirements


                                New Plan Benefits
           Greenville First Bancshares, Inc. 2000 Stock Incentive Plan

                                                                                       Securities
                                                                                       Underlying
                             Name And Position                  Dollar Value ($)         Options
                             -----------------                  ----------------      --------------

R. Arthur Seaver, Jr., President and Chief Executive Officer...     $575,000             57,500
Executive Group................................................     $200,000             20,000
Non-Executive Director Group...................................         --                --
Non-Executive Officer Employee Group...........................     $180,000             18,000

Shareholder Approval Required

         The affirmative vote of the holders of a majority of the votes entitled to be cast at the meeting is required for approval of the plan. Because directors will receive options under the plan, the directors of the company have a personal interest in seeing the plan approved.

              The Board of Directors recommends a vote for approval of the 2000 Stock Incentive Plan.

                Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

         The following table shows the cash compensation we paid to our chief executive officer and president for the year ended 1999. None of our other executive officers earned total annual compensation, including salary and bonus, in excess of $100,000 in 1999.

                           Summary Compensation Table

                                                                                                  Long Term
                                                          Annual Compensation                Compensation Awards
                                                   ----------------------------------     ----------------------
                                                                          Other Annual      Number of Securities
Name and Principal Position               Year     Salary      Bonus      Compensation       Underlying Options
---------------------------               ----     ------      -----      ------------       ------------------

R. Arthur Seaver                          1999    $108,019       ---    $ -0-                       ---
    President and  Chief Executive
    Officer



Employment Agreements

         We have entered into an employment agreement with Art Seaver for a three-year term, pursuant to which he serves as the president, the chief executive officer, and a director of both our company and our subsidiary bank. Mr. Seaver will be paid an initial salary of $123,000, plus his yearly medical insurance premium. He also will receive an annual increase in his salary equal to the previous year's salary times the increase in the Consumer Price Index during the previous year. The board of directors may increase Mr. Seaver's salary above this level, but not below it. He is entitled to receive a bonus of $10,000 upon the opening of the bank and will be eligible to receive an annual bonus of up to 5% of the net pre-tax income of our bank, if the bank meets performance goals set by the board. He will be eligible to participate in any management incentive program of the bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards thereunder. Upon approval of our stock incentive plan by our regulators, Mr. Seaver will be granted options to purchase a number of shares of common stock equal to 5% of the number of shares sold in this offering, or 57,500 shares. These options will vest over a five-year period and will have a term of ten years. Additionally, Mr. Seaver will participate in the bank's retirement, welfare, and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses.

         Mr. Seaver's employment agreement also provides that following termination of his employment and for a period of 12 months thereafter, he may not (a) compete with the company, the bank, or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within radius of thirty miles from the main office of the company or any branch office of the company, (b) solicit major customers of the bank for the purpose of providing financial services, or (c) solicit employees of the bank for employment. If Mr. Seaver terminates his employment for good cause as that term is defined in the employment agreement or if he is terminated following a change in control of Greenville First Bancshares as defined in the agreement, he will be entitled to severance compensation of his then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives shall vest immediately.

Director Compensation

         We intend to pay each of our eight outside directors $200 for each meeting they attend and $50 for each committee meeting they attend. During the first year we expect to have 12 board meetings. We expect seven outside directors to attend each meeting for total directors' fees for the year of $19,200. We also expect to hold 24 committee meeting for total fees for the year of $4,800.

                          Security Ownership of Certain
                        Beneficial Owners and Management

General

         The following table shows how much common stock in the company is owned by the directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of March 15, 2000. In addition, each organizer received a warrant to purchase one share of common stock at a purchase price of $10.00 per share for every two shares purchased by that organizer in the offering, or 129,950 shares. The warrants, which will be represented by separate warrant agreements, will vest over a three year period beginning one year from the date of completion of the offering and will be exercisable in whole or in part during the ten year period following that date.

                  Name                              Number of     Percentage of
                 ------                               Shares      Beneficial
                                                     Owned(1)     Ownership
                                                    ----------    --------------
       James M. Austin, III                           7,000           0.61%
       Andrew B. Cajka, Jr.                          10,000           0.87%
       Mark A. Cothran                               30,000           2.61%
       Leighton M. Cubbage                           80,000           6.96%
       Fred Gilmer, Jr.                              17,300           1.50%
       Tecumseh Hooper, Jr.                          15,000           1.30%
       Rudolph G. Johnstone, III                     10,600           0.92%
       Keith J. Marrero                               5,000           0.43%
       James B. Orders, III                          20,000           1.74%
       R. Arthur Seaver, Jr.                         12,000           1.04%
       William B. Sturgis                            60,000           5.22%

       All directors  and executive  officers       268,400          23.34%
       as a group (12 persons)

----------------------------------------
(1)      Includes shares for which the named person:
o        has sole voting and investment power,
o has shared voting and investment power with a spouse or other person, or
o holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

Does not include shares that may be acquired by exercising options or warrants because no options or warrant are exercisable within the next 60 days.

                Meetings and Committees of the Board of Directors

         During the year ended December 31, 1999, the Board of Directors of the company held 7 meetings and the Board of Directors of the bank, held 1 meeting. All of the directors of the company and the bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served, except for Tecumseh Hooper, Jr.

         The company's Board of Directors has appointed three committees, including an audit, personnel, and finance committee. The audit committee is composed of Mr. Cajka, Mr. Hooper, Mr. Marrero, Mr. Sturgis, and Mr. Cubbage. The audit committee did not meet in 1999. The audit committee has the responsibility of reviewing internal audit and compliance reports, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

         The personnel committee is composed of Mr. Sturgis, Mr. Cothran, Dr. Johnstone, Mr. Seaver, and Mr. Marrero. The personnel committee met two times in 1999. The personnel committee has the responsibility of approving the compensation plan for the entire bank and specific compensation for all executive officers. The personnel committee reviews all benefit plans and annually reviews the performance of the CEO.

         The finance committee is composed of Mr. Orders, Mr. Cajka, Mr. Cothran, Mr. Gilmer, Mr. Hooper, Mr. Seaver, and Dr. Johnstone. The finance committee has the responsibility of reviewing the loan policy, investment policy, and the bank's asset/liability structure.

         The company does not have a nominating committee or a committee serving a similar function.

                 Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

         We enter into banking and other transactions in the ordinary course of business with our directors and officers of the company and the bank and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to the us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Lease and Construction of Main Office

         We expect to lease our bank's main facility from Halton Properties, LLC for a term of 20 years at an initial rental rate of approximately $25,000 per month. Mark A. Cothran, one of our directors, is a 50% owner of Halton Properties, LLC. One of our other directors, Keith J. Marrero, is an architect and is designing the facility. Mr. Marrero will be paid approximately $70,000 for his architectural services. Halton Properties, LLC is purchasing the land and building the bank facility on the land to our specifications. We expect to complete construction of our main facility by fourth quarter, at which time we will begin to pay rent in the amount of approximately $25,000 per month. Prior to completion of the permanent bank facility, we will lease a modular bank facility on a month to month basis for an initial payment of $13,050 and a monthly lease rate of $5,880. The modular facility will be located on the same site as out future main office, and we will pay $500 in rent to Halton Properties, LLC for the use of this site prior to completion of the main office. We have conducted two separate appraisals of the lease and the property, which includes Mr. Marrero's architectural services, to ensure that the terms of the proposed lease are on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties.

      Compliance with Section 16(a) of the Securities Exchange Act of 1934

         As required by Section 16(a) of the Securities Exchange Act of 1934, our directors, and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all such reports for these persons were filed in a timely fashion during 1999.

                              Independent Auditors

         We have selected the firm of Elliot, Davis & Company LLP to serve as independent auditors to the company for the year ended December 31, 2000.

        Shareholder Proposals for the 2001 Annual Meeting of Shareholders

         If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2001 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than November 30, 2000. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

April 6, 2000

                       PROXY SOLICITED FOR ANNUAL MEETING
                               OF SHAREHOLDERS OF
                        GREENVILLE FIRST BANCSHARES, INC.
                           to be held on May 11, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby constitutes and appoints James B. Orders, and R. Arthur Seaver, Jr. and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Greenville First Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at the Poinsett Club in Greenville, South Carolina, at 4:30 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: (i) "for" Proposal No. 1 to elect the four identified Class I directors to serve on the Board of Directors for three-year terms and
(ii)"for" Proposal No. 2 to approve the 2000 Stock Incentive Plan.

1. PROPOSAL to elect the four identified Class I directors to serve for three year terms Class I:

       Mark A. Cothran
       Rudolph G. Johnstone, III, M.D.
       Keith J. Marrero
       R. Arthur Seaver, Jr.

      |_|  FOR all nominees                       |_|  WITHHOLD AUTHORITY
           listed (except as marked to                 to vote for all nominees
           the contrary)

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below).


2.  PROPOSAL  to approve the 2000 Stock Incentive Plan.

         |_|  FOR              |_| AGAINST                    |_| ABSTAIN

                                             Dated:                       , 2000
                                                   ------------------------

----------------------------------            ----------------------------------
Signature of Shareholder(s)                          Signature of Shareholder(s)

----------------------------------            ----------------------------------
Please print name clearly                            Please print name clearly

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.